Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Completes Sale of Hereford, Texas Plant

OMAHA, Neb., Dec. 28, 2020 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that its subsidiary, Green Plains Hereford LLC, has completed the previously announced sale of its ethanol plant located in Hereford, Texas, to Hereford Ethanol Partners, L.P. for $39 million, plus working capital. Additionally, an earnout provision of up to $75 million related to certain value enhancement opportunities, including future earnings from Low Carbon Fuel Standard credits was included as part of the transaction. In conjunction with this transaction, Green Plains Partners LP (NASDAQ:GPP) today also announced it has completed the sale of the storage assets and the assignment of certain rail transportation assets associated with Green Plains Hereford LLC for $10 million. The proceeds from the transaction were used to repay debt.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of sustainable biofuels and sustainable high protein and novel feed ingredients. Green Plains owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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